Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VISTERRA, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Visterra, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Visterra, Inc. (the “Corporation”), and that the Corporation was originally incorporated pursuant to the General Corporation Law on December 20, 2007 under the name Parasol Therapeutics, Inc. The original Certificate of Incorporation of the Corporation was amended on each of January 18, 2008, May 13, 2008, July 30, 2008, November 30, 2009, April 20, 2010, September 2, 2010, November 5, 2010 and February 23, 2011, was amended and restated on May 11, 2012 was further amended on each of September 12, 2012, November 1, 2012 and November 6, 2013, and was amended and restated on May 14, 2014.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, as amended, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is: Visterra, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The number of authorized shares of each class or series of stock of the Corporation, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

SECTION 1

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred sixty one million three hundred seventy eight thousand six hundred thirty three (161,378,633) shares, consisting of ninety eight million (98,000,000) shares of common stock, $0.0001 par value per share (the “Common Stock”), and sixty three million three hundred seventy eight thousand six hundred thirty three (63,378,633) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”).

SECTION 2

COMMON STOCK

2.1 Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation, subject in all cases to Sections 3.4 and 3.6 of this Article Fourth.

Except as otherwise provided in the Corporation’s Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

2.2 Liquidation Right. Subject to the prior and superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed to holders of Common Stock, subject to and as provided in Section 3.2 of this Article Fourth.

2.3 Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as, when and if declared by the Board of Directors, subject to any preferential dividend rights of any then outstanding Preferred Stock, including as provided in Section 3.5 of this Article Fourth.

SECTION 3

PREFERRED STOCK

3.1 Designation. Of the sixty three million three hundred seventy eight thousand six hundred thirty three (63,378,633) shares of Preferred Stock, six million six hundred eleven thousand five hundred sixty one (6,611,561) shares have been designated as Seed Convertible Preferred Stock (the “Seed Preferred Stock”), thirty two million four hundred forty seven thousand seventy two

(32,447,072) shares have been designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and twenty four million three hundred twenty thousand (24,320,000) shares have been designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

3.2 Liquidation Rights.

(a) In the event of any Liquidating Event, each holder of a share of Seed Preferred Stock, Series A Preferred Stock or Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Seed Preferred Stock, Series A Preferred Stock or Series B Preferred Stock, by reason of such holder’s ownership thereof, an amount per share of Seed Preferred Stock equal to the Seed Original Issue Price (as defined below), an amount per share of Series A Preferred Stock equal to the Series A Original Issue Price (as defined below) and an amount per share of Series B Preferred Stock equal to the Series B Original Issue Price (as defined below), plus in each case an amount equal to any declared but unpaid dividends on such series of Preferred Stock to and including the date full payment shall be tendered to the holders of such series of Preferred Stock with respect to such liquidation, dissolution or winding up (the amounts payable pursuant to this sentence are hereinafter referred to as the “Seed Liquidation Amount,” the “Series A Liquidation Amount” and the “Series B Liquidation Amount,” respectively, and, collectively, as the “Liquidation Amounts”). If the assets or surplus funds to be distributed to the holders of the Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock pursuant to this Section 3.2(a) are insufficient to permit the payment to such holders of the full amount to which they shall be entitled, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock in proportion to the full Liquidation Amount each such holder is otherwise entitled to receive pursuant to this Section 3.2(a).

(b) All of the Liquidation Amounts to be paid to the holders of the Preferred Stock pursuant to this Section 3.2 in the event of a Liquidating Event shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock in connection with such Liquidating Event. Subject to the provisions of Section 3.2(c) below, after payment or the setting apart of payment to the holders of the Preferred Stock of the Liquidation Amounts so payable to them, all remaining assets available for distribution (after payment or provision for payment of all debts and liabilities of the Corporation) shall be distributed to the holders of the Common Stock ratably in proportion to the number of shares of Common Stock they then hold.

(c) Notwithstanding anything in this Section 3.2 to the contrary, if a holder of any share of Preferred Stock would receive a greater amount pursuant to this Section 3.2 with respect to such share of Preferred Stock upon a Liquidating Event by voluntarily converting such share into Common Stock immediately prior to such Liquidating Event at the then-applicable Conversion Price (as defined below) than such holder would be entitled to receive with respect to such share of Preferred Stock pursuant to this Section 3.2, then such holder shall not receive any Liquidation Amount with respect to such share under such Section 3.2(a), but shall be treated, for the purposes of determining such holder’s rights with respect to such share under Section 3.2(a) only, as though such holder had converted such share of Preferred Stock into Common Stock, effective immediately prior to the applicable Liquidating Event, at the then-applicable Conversion Price for such series of Preferred Stock.

(d) A “Liquidating Event” shall mean (1) a liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (2) a merger or consolidation in which either (I) the Corporation is a constituent party or (II) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (i) the surviving or resulting corporation or (ii) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, or (3) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; provided, however, that such a transaction shall not be regarded as a Liquidating Event and, to the extent applicable, all outstanding shares of Preferred Stock shall be treated under the provisions of Section 3.3(d)(vii) in lieu of this Section 3.2 in connection with such sale, merger or consolidation in the event that the holders of more than seventy percent (70%) in voting power (as determined pursuant to Section 3.4 hereof) of the then-outstanding shares of Preferred Stock so elect, by written notice to the Corporation no later than fifteen (15) days before the effective date of such event.

(e) The Corporation shall not have the power to effect a Liquidating Event referred to in Section 3.2(d)(2)(I) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3.2.

(f) In the event of a Liquidating Event referred to in Subsection 3.2(d)(2)(II) or 3.2(d)(3), if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within 90 days after such Liquidating Event, unless the holders of more than seventy percent (70%) in voting power (as determined pursuant to Section 3.4 hereof) of the then-outstanding shares of Preferred Stock request otherwise in a written instrument delivered to the Corporation prior to the Liquidation Redemption Date (as defined below), the Corporation shall use the consideration received by the Corporation for such Liquidating Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Liquidating Event (the “Liquidation Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the amounts per share that each holder would be entitled to receive under this Section 3.2 upon a Liquidating Event in which the Available Proceeds were the amount available to the stockholders of the Corporation. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 3.2(f), the Corporation shall not expend or dissipate the consideration received for such Liquidating Event, except to discharge expenses incurred in connection with such Liquidating Event.

(g) In connection with a redemption pursuant to Section 3.2(f), the Corporation shall send a written notice (a “Redemption Notice”) to each holder of Preferred Stock no later than the 90th day after the Liquidating Event advising such holders of their redemption rights pursuant to Section 3.2(f). Each Redemption Notice shall state:

(i) the number of shares of Preferred Stock held by the holder that the Corporation is obligated to redeem pursuant to Section 3.2(f);

(ii) the Liquidation Redemption Date;

(iii) the Liquidation Amount payable for each series of Preferred Stock; and

(iv) the manner and place designated for the holder to surrender his, her or its certificate or certificates representing shares of Preferred Stock if such shares are to be redeemed.

(h) On or before the Liquidation Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Liquidation Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 3.3, shall surrender the certificate or certificates representing such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Liquidation Amount for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(i) If the Redemption Notice has been duly given, and if on the applicable Liquidation Redemption Date the Liquidation Amount is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Liquidation Redemption Date terminate, except only the right of the holders to receive the Liquidation Amount payable for such shares, without interest, upon surrender of the certificate or certificates therefor.

(j) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Liquidating Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Section 3.2(j) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(i) For securities not subject to investment letters or other similar restrictions on free marketability,

(1) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three days prior to the closing of such transaction;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to clause (i) above so as to reflect the approximate fair market value thereof.

(k) In the event of a Liquidating Event pursuant to Section 3.2(d)(2)(I), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3.2 as if the Initial Consideration were the only consideration payable in connection with such Liquidating Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.3 Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Seed Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance and without the payment of any additional consideration therefor into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Seed Original Issue Price (as defined below) by the Seed Conversion Price (as defined below) as adjusted pursuant to this Section 3.3 and in effect at the time of conversion. The “Seed Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. The conversion price for the Seed Preferred Stock shall initially be equal to $1.00 (the “Seed Conversion Price”). The Seed Conversion Price shall be subject to adjustment (in order to adjust the number of shares of Common Stock into which the Seed Preferred Stock is convertible) as hereinafter provided. Each person so converting shares of Seed Preferred Stock shall be entitled to all declared but unpaid dividends up to the time of the conversion. Such dividends shall be paid to each such person within thirty (30) days of the date of conversion.

(ii) Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance and without the payment of any additional consideration therefor into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price (as defined below) by the Series A Conversion Price (as defined below) as adjusted pursuant to this Section 3.3 and in effect at the time of conversion. The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. The conversion price for the Series A Preferred Stock shall initially be equal to $1.00 (the “Series A Conversion Price”). The Series A Conversion Price shall be subject to adjustment (in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible) as hereinafter provided. Each person so converting shares of Series A Preferred Stock shall be entitled to all declared but unpaid dividends up to the time of the conversion. Such dividends shall be paid to each such person within thirty (30) days of the date of conversion.

(iii) Each share of Series B Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance and without the payment of any additional consideration therefor into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price (as defined below) by the Series B Conversion Price (as defined below) as adjusted pursuant to this Section 3.3 and in effect at the time of conversion. The “Series B Original Issue Price” shall mean $1.25 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. The conversion price for the Series B Preferred Stock shall initially be equal to $1.25 (the “Series B Conversion Price”). The Series B Conversion Price shall be subject to adjustment (in order to adjust the number of shares of Common Stock into which the Series B Preferred Stock is convertible) as hereinafter provided. Each person so converting shares of Series B Preferred Stock shall be entitled to all declared but unpaid dividends up to the time of the conversion. Such dividends shall be paid to each such person within thirty (30) days of the date of conversion.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price upon:

(i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $50,000,000 of gross proceeds, net of the underwriting discount and commissions, to the Corporation, and covering the offer and sale of Common Stock for the account of the Corporation to the public at a price of at least $4.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, provided such offering has been approved by the Corporation’s Board of Directors, including the Requisite Preferred Directors (the term “Requisite Preferred Directors” shall mean (i) all of the Preferred Directors at such times as there are four (4) or fewer Preferred Directors sitting on the Board of Directors, (ii) four (4) of the Preferred Directors at such times as there are five (5) Preferred Directors sitting on the Board of Directors, and (iii) a majority of the Preferred Directors at such times as there are six (6) or more Preferred Directors. The term “Preferred Directors” shall have the meaning ascribed thereto in that certain Fourth Amended and Restated Voting Agreement by and among the Corporation and certain of its stockholders, as it may hereafter be amended) (a “Qualified IPO”); or

(ii) the written consent of holders in interest of more than seventy percent (70%) in voting power (as determined pursuant to Section 3.4 hereof) of the then-outstanding shares of Preferred Stock.

The person(s) entitled to receive Common Stock issuable upon a conversion of Preferred Stock hereunder shall not be deemed to have converted the Preferred Stock until immediately prior to the closing of such offering or the receipt by the Corporation of such consent. Each person who holds of record Preferred Stock immediately prior to an automatic conversion shall be entitled to all declared but unpaid dividends up to the time of the automatic conversion. Such dividends shall be paid to all such holders within thirty (30) days of the automatic conversion.

(c) Mechanics of Conversion.

(i) No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein his name or the name or names of his nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, together with the applicable federal taxpayer identification number. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled, together with cash in lieu of any fraction of a share. Subject to Section 3.3(b) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Adjustments to Conversion Price for Diluting Issues:

(i) Special Definitions. For purposes of Section 3.3(d), the following definitions shall apply:

(1) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3.3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities:

(A) shares of Common Stock issued upon conversion of shares of Preferred Stock or shares of Common Stock issued by way of a dividend or distribution on shares of Preferred Stock;

(B) up to 11,792,500 shares of Common Stock or Options (in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) issued to officers, directors or employees of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to any stock purchase or option plan or other employee or director stock incentive or compensation agreement or program (each, a “Plan”) approved by the Board of Directors, including the Requisite Preferred Directors;

(C) shares of Common Stock issued to officers, directors or employees of, or consultants or advisors to, the Corporation in connection with services to the Corporation up to a number of shares that is equal to the aggregate number of shares (i) repurchased by the Corporation pursuant to the provisions of non-Plan restricted stock or similar agreements with the Corporation outstanding as of the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of Delaware, and (ii) subject to non-Plan stock options, warrants or similar rights that expired without being exercised, subject in each case to such issuances being approved by the Board of Directors including the Requisite Preferred Directors;

(D) shares of Common Stock, Options or Convertible Securities issued to the Massachusetts Institute of Technology (“MIT”) and certain other persons designated by MIT pursuant to that certain Exclusive Patent License Agreement entered into by the Corporation and MIT on April 28, 2008, as it may be amended from time to time, as consideration for an exclusive license to certain patents described therein;

(E) shares of Common Stock, Options or Convertible Securities issued in consideration for the acquisition or licensing of technology or a corporate partnership transaction, if approved by the Board of Directors, including the Requisite Preferred Directors;

(F) shares of Common Stock, Options or Convertible Securities issued pursuant to debt financing, equipment leasing or real property leasing transactions, if approved by the Board of Directors, including the Requisite Preferred Directors;

(G) shares of Common Stock, Options or Convertible Securities issued to the public pursuant to a registration statement filed with the Securities and Exchange Commission;

(H) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(I) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors, including the Requisite Preferred Directors;

(J) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors, including the Requisite Preferred Directors;

(K) shares of Common Stock, Options or Convertible Securities issued or issuable hereafter that are expressly approved as being excluded from the definition of “Additional Shares of Common Stock” under this Section 3.3(d)(i)(4)(K) by the Corporation’s Board of Directors, including the Requisite Preferred Directors and seventy percent (70%) of the then outstanding shares of Preferred Stock voting together as a single class; and

(L) shares of Common Stock issued pursuant to the Amended and Restated Series B Convertible Preferred Stock Purchase Agreement dated on or about September 9, 2014, by and among the Corporation and certain Purchasers, Founder Holders and Preferred Holders party thereto, as amended from time to time;

(ii) No Adjustment of Conversion Price.

(1) No adjustment in the Conversion Price of the Seed Preferred Stock shall be made due to the issuance of Additional Shares of Common Stock (i) unless the consideration per share (determined pursuant to Section 3.3(d)(v) hereof) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of the Seed Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock or (ii) if the Corporation receives written notice from the holders of at least seventy percent (70%) of the then outstanding shares of Seed Preferred Stock agreeing that no such adjustment shall be made due to such issuance.

(2) No adjustment in the Conversion Price of the Series A Preferred Stock shall be made due to the issuance of Additional Shares of Common Stock (i) unless the consideration per share (determined pursuant to Section 3.3(d)(v) hereof) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of the Series A Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock or (ii) if the Corporation receives written notice from the holders of at least seventy percent (70%) of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made due to such issuance.

(3) No adjustment in the Conversion Price of the Series B Preferred Stock shall be made due to the issuance of Additional Shares of Common Stock (i) unless the consideration per share (determined pursuant to Section 3.3(d)(v) hereof) for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of the Series B Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock or (ii) if the Corporation receives written notice from the holders of more than seventy percent (70%) of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made due to such issuance.

(iii) Deemed Issue of Additional Shares of Common Stock.

(1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued if (i) such shares of Common Stock are excluded from the definition of Additional Shares of Common Stock set forth in Section 3.3(d)(i)(4) or (ii) the consideration per share (determined pursuant to Section 3.3(d)(v)) of such Additional Shares of Common Stock is not less than the Conversion Price of the applicable series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price of the applicable series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the applicable series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the applicable series of Preferred Stock);

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the applicable series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional

Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3.3(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price of any series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price of the applicable series Preferred Stock shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

(F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price of the applicable series of Preferred Stock which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price of the applicable series of Preferred Stock shall be adjusted pursuant to this Section 3.3(d)(iii) as of the actual date of their issuance.

(2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall not be deemed to have been issued, but the Conversion Prices of the Preferred Stock shall be adjusted in accordance with Section 3.3(d)(vi).

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(1) In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3.3(d)(iii)) without consideration or for a consideration per share less than the Seed Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Seed Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which the Seed Preferred Stock is convertible, to a price (calculated to the nearest cent) determined by dividing (A) (i) the Seed Conversion Price in effect immediately prior to such issue multiplied by the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Options, Convertible Securities and shares of Preferred Stock), plus (ii) the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued, by (B) (i) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Options, Convertible Securities and shares of Preferred Stock), plus (ii) the total number of such Additional Shares of Common Stock so issued, provided that the Seed Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and any reduction with respect thereto shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(2) In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3.3(d)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which the Series A Preferred Stock is convertible, to a price (calculated to the nearest cent) determined by dividing (A) (i) the Series A Conversion Price in effect immediately prior to such issue multiplied by the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Options, Convertible Securities and shares of Preferred Stock), plus (ii) the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued, by (B) (i) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Options, Convertible Securities and shares of Preferred Stock), plus (ii) the total number of such Additional Shares of Common Stock so issued, provided that the Series A Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and any reduction with respect thereto shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(3) In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3.3(d)(iii)) without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series B Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which the Series B Preferred Stock is convertible, to a price (calculated to the nearest cent) determined by dividing (A) (i) the Series B Conversion Price in effect immediately prior to such issue multiplied by the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Options, Convertible Securities and shares of Preferred Stock), plus (ii) the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued, by (B) (i) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock issuable upon conversion of any outstanding Options, Convertible Securities and shares of Preferred Stock), plus (ii) the total number of such Additional Shares of Common Stock so issued, provided that the Series B Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and any reduction with respect thereto shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(v) Determination of Consideration. For purposes of this Section 3.3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The aggregate consideration received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by computing the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities. The total number of Additional Shares of Common Stock so issued shall be determined by calculating the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Dividends, Distributions, Subdivisions Combinations or Consolidation of Common Stock.

(1) Stock Dividends, Distributions or Subdivisions. In the event the Corporation at any time, or from time to time, shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the Conversion Price for each series of Preferred Stock in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately prior to such combination or consolidation shall concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii) Adjustment for Merger or Reorganization. Subject to the last sentence of this Section 3.3(d)(vii) and Section 3.2, in case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation in which the holders of Common Stock will be entitled to receive shares of stock, other securities or property, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Preferred Stock would have been entitled upon such consolidation, merger or conveyance. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of these provisions set forth with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that these provisions (including provisions with respect to changes in and other adjustments of the Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock. In the event that such merger or consolidation of the Corporation or the sale of all or substantially all its assets and properties shall also be subject to the provisions of Section 3.2 above, the holders of more than seventy percent (70%) in voting power (as determined pursuant to Section 3.4 hereof) of the then-outstanding shares of Preferred Stock may elect to obtain the treatment of all outstanding shares of Preferred Stock under this Section 3.3(d)(vii) in lieu of that described in Section 3.2, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than fifteen (15) days before the effective date of such event.

(e) No Impairment. The Corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation without the written consent of the holders of more than seventy percent (70%) in voting power (as determined pursuant to Section 3.4 hereof) of the then-outstanding shares of Preferred Stock, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with these terms and furnish to each holder of Preferred Stock a certificate setting forth such adjustment, readjustment or conversion and showing in detail the facts upon which such adjustment, readjustment or conversion is based, provided that the failure to promptly provide such notice shall not affect the effectiveness of such adjustment, or readjustment or conversion. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Seed Conversion Price, the Series A Conversion Price and the Series B Conversion Price, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Seed Preferred Stock, Series A Preferred Stock or Series B Preferred Stock, as the case may be.

(g) Notices of Record Date. In the event of (i) any taking by Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least 15 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(h) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock.

3.4 Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), (a) each holder of outstanding shares of Seed Preferred Stock or Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Seed Preferred Stock or Series A Preferred Stock, as the case may be, held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter and (b) each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal 1.25 multiplied by the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law or by the other provisions of this Amended and Restated Certificate of Incorporation, holders of Common Stock, Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock shall vote together, as though a single class.

3.5 Dividend Right.

(a) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series B Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series B Preferred Stock pursuant to this Section 3.5(a) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.

(b) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than (i) dividends on shares of Series B Preferred Stock, and (ii) dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Series A Preferred Stock and Seed Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock or Seed Preferred Stock, as applicable, in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock or Seed Preferred Stock, as applicable, as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock or Seed Preferred Stock, as applicable, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock or Seed Preferred Stock, as applicable, determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price, in the case of the Series A Preferred Stock, and the Seed Original Issue Price, in the case of the Seed Preferred Stock; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock and Seed Preferred Stock pursuant to this Section 3.5(b) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend in the case of the Series A Preferred Stock, and the highest Seed Preferred Stock dividend in the case of the Seed Preferred Stock.

(c) Any declared and unpaid dividend shall be payable on liquidation and conversion in accordance with Sections 3.2 and 3.3.

(d) In the event the Corporation shall declare a distribution on the Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Preferred Stock were convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

3.6 Preferred Stock Protection Provisions. In addition to Section 3.4 and any vote which the Preferred Stock may have under the General Corporation Law of Delaware, so long as at least fifteen percent (15%) of the shares of Preferred Stock originally issued shall be outstanding, the Corporation shall not (whether by amendment, merger or otherwise), without first obtaining the affirmative vote or written consent of more than seventy percent (70%) in voting power (as determined pursuant to Section 3.4 hereof) of the then-outstanding shares of Preferred Stock:

(a) amend or repeal any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or By-laws of the Corporation (the “By-laws”);

(b) effect a change of control, liquidation, merger, reincorporation, recapitalization, or sale or other transfer of a substantial part of the Corporation’s assets other than in the ordinary course of business;

(c) create any class or series of stock having rights of redemption, liquidation preference, voting or dividend rights on parity with or having preference over any series of Preferred Stock;

(d) effect any acquisition of (i) the capital stock of another entity which results in the consolidation of that entity into the results of operations of the Corporation or (ii) all or substantially all of the assets of another entity;

(e) incur any indebtedness for borrowed money, in a single or related series of transactions, in an amount in excess of $500,000;

(f) create or adopt a new plan for the grant of stock options or the issuance of restricted stock to employees, consultants, directors or officers of the Corporation or increase the number of shares available under any such existing plan;

(g) pay or declare any dividend or distribution on any shares of the Corporation’s capital stock (except dividends payable solely in shares of Common Stock), or apply any of the Corporation’s assets to the redemption or repurchase of the Corporation’s capital stock (except for (i) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services by an employee, director, officer or consultant to the Corporation or acquisitions of Common Stock pursuant to the Corporation’s exercise of its right of first refusal with respect to such shares, (ii) redemptions or repurchases of Series A Preferred Stock or Common Stock on the terms and in the manner set forth in that certain letter agreement by and between the Corporation and the Bill & Melinda Gates Foundation, dated on or about November 7, 2013 (as amended from time to time), or (iii) as otherwise expressly authorized herein);

(h) increase or decrease the authorized number of directors of the Corporation;

(i) enter into, agree to enter into or execute any transaction with any officer, director or affiliate (as such term is defined in the regulations promulgated under the Securities Act) of the Corporation unless approved by a disinterested majority of the Board of Directors.

3.7 Converted or Otherwise Acquired Shares. Any share of Preferred Stock that is converted under Section 3.3 or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.

3.8 Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary shall be vested in the Common Stock.

3.9 Waiver. Any of the rights of the holders of Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of more than seventy percent (70%) in voting power (as determined pursuant to Section 3.4 hereof) of the then-outstanding shares of Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, provided such waiver by its terms is equally applicable to the holders of Seed Preferred Stock, Series A Preferred Stock and Series B Preferred Stock. Any of the rights of the holders of Seed Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Series A Preferred Stock or Series B Preferred Stock) by the affirmative consent or vote of the holders of at least seventy percent (70%) of the shares of Seed Preferred Stock then outstanding. Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Seed Preferred Stock or Series B Preferred Stock) by the affirmative consent or vote of the holders of at least seventy percent (70%) of the shares of Series A Preferred Stock then outstanding. Any of the rights of the holders of Series B Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Seed Preferred Stock or Series A Preferred Stock) by the affirmative consent or vote of the holders of more than seventy percent (70%) of the shares of Series B Preferred Stock then outstanding.

FIFTH: The election of directors need not be by written ballot unless the By-laws shall so require.

SIXTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided: that (1) the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors; and (2) the Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws.

SEVENTH: Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

As a condition precedent to an Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys’ fees)

incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and further provided that no such advancement of expenses shall be made under this Article if it is determined that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful.

The Corporation shall not indemnify an Indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

The rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, as amended, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation law.

***************

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed by a duly authorized officer of the Corporation on the 9th day of September, 2014.

/s/ Brian Pereira
Name:	Brian Pereira
Title:	President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

VISTERRA, INC.

Visterra, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

The Board of Directors of the Corporation duly adopted resolutions by written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That Article FOURTH, Section 3.3(d)(i)(4)(B) of the Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following Article FOURTH, Section 3.3(d)(i)(4)(B) is inserted in lieu thereof:

(B) up to 13,292,500 shares of Common Stock or Options (in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) issued to officers, directors or employees of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to any stock purchase or option plan or other employee or director stock incentive or compensation agreement or program (each, a “Plan”) approved by the Board of Directors, including the Requisite Preferred Directors;

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on the 20th day of April, 2015.

VISTERRA, INC.

By:	/s/ David Arkowitz
David Arkowitz
Chief Financial Officer

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VISTERRA, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Visterra, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (“Amended and Restated Certificate of Incorporation”), and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

RESOLVED:	That Section 3.3(b)(i) of Article FOURTH, of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following paragraph inserted in lieu thereof:

“(i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in at least $30,000,000 of gross proceeds, net of the underwriting discount and commissions, to the Corporation, provided such offering has been approved by the Corporation’s Board of Directors, including the Requisite Preferred Directors (the term “Requisite Preferred Directors” shall mean (i) all of the Preferred Directors at such times as there are four (4) or fewer Preferred Directors sitting on the Board of Directors, (ii) four (4) of the Preferred Directors at such times as there are five (5) Preferred Directors sitting on the Board of Directors, and (iii) a majority of the Preferred Directors at such times as there are six (6) or more Preferred Directors. The term “Preferred Directors” shall have the meaning ascribed thereto in that certain Fourth Amended and Restated Voting Agreement by and among the Corporation and certain of its stockholders, as it may hereafter be amended) (a “Qualified IPO”); or”

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IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President and Chief Executive Officer this 4th day of January, 2016.

VISTERRA, INC.

By:	/s/ Brian Pereira
Brian Pereira, M.D. President and Chief Executive Officer